TNP LETTERHEAD





August 16, 1996

Mr. Tim Soles
Amoco  Corporation
Worldwide Engineering & Construction
3700 Bay Area Boulevard
Mail Code 4365
Houston, Texas  77058

Re: Letter Agreement for the Purchase and Sale of Energy Between Texas-New Mexico Power Company & Amoco Chemical Company & Amoco Oil Company

Dear Mr. Soles:

     This letter agreement is hereby entered into by Texas-New Mexico Power Company (TNP), Amoco Oil Company (AOC) and Amoco Chemical Company (ACC), also known collectively herein as Amoco, in order to achieve mutual intents of (1) lowering AOC's and ACC's electrical costs on an annual basis, (2) providing electric service for the total AOC and ACC loads and (3) providing dynamic scheduling capability for Amoco to make excess electrical energy sales to Houston Lighting & Power (HL&P).

     This letter agreement shall become effective as of May 1, 1996 and continue through an initial term of September 30, 1996. The agreement will continue on a monthly basis after its initial term has expired unless any party to the agreement gives 30 days written notice of intent to terminate the agreement. This letter agreement shall supersede and replace in their entirety all prior Conjunctive Billing Agreements. Furthermore, TNP shall retroactively adjust billing to AOC and ACC under the terms of this letter agreement to the effective date of this agreement.

     This letter agreement shall become effective retroactive to May 1, 1996 upon execution, however the parties recognize that a new tariff with the City of Texas City must be approved by the City of Texas City in order to implement the pricing on TNP's power purchase and sale from/to Amoco. TNP will work diligently to seek approval from the City. If TNP fails to obtain approval of this tariff, then Amoco will be billed according to the Agreement For Consolidating Of Metering And Billing Of Electrical Service in effect prior to the execution of this letter agreement.


Sale/Purchase of AOC and ACC's Internal Energy Production and Consumption

     TNP agrees to purchase monthly all of ACC's metered generation of electrical energy and a fixed (215,000 kW @ 85% Capacity Factor) monthly amount of AOC's electrical energy production at a price of $0.0175 per kilowatt-hour
(kWh). In addition, TNP agrees to purchase from AOC the net monthly metered energy exported by AOC to TNP that can be used to supply ACC with any electrical energy purchase requirements above ACC's own metered generated electrical energy at a price of $0.0175 per kWh. Amoco agrees to purchase that same amount of electrical energy to serve the AOC and ACC internal energy requirements at a price of $0.01975 per kWh. The $0.01975 per kWh includes $0.00225 per kWh tariff fees that must be approved by the City of Texas City.

AOC/ACC Energy Purchases Above Their Combined Internal Generation

     If for any reason during the billing month should Amoco not actually produce an amount of electrical energy that is at least equal to Amoco's actual internal energy load, then TNP shall be obligated to provide this energy difference at a total price of $0.0275 per kWh. There will be no demand charges associated with any power sales to AOC or ACC or power purchases by TNP.

     TNP will provide all maintenance energy replacement service to both AOC and ACC similar to that as referenced in the ACC Agreement for Standby Service dated August 1, 1987 and the AOC Agreement for Standby Service dated July 1, 1987.

     TNP agrees to use its best efforts to obtain the lowest priced maintenance energy replacement service to both AOC and ACC. As outlined in the aforementioned agreements for maintenance energy replacement service, AOC and/or ACC each agree to provide TNP with at least 50 days written notice prior to the date maintenance energy replacement service is required and schedule no more than 6 periods each of maintenance service during a calendar year with TNP approval, for an aggregate of 60 days each. The maintenance energy replacement service cost will be no more than $0.0275 per kWh. There will be no reservation or demand charges associated with TNP providing the maintenance energy replacement service to AOC and ACC.

     It is the intent of TNP and Amoco that in the future, Amoco may elect to purchase any or all of the electrical energy for internal load that is not met by the TNP purchase of Amoco generation, including maintenance energy replacement service, from other sources than TNP.





Sale of AOC and ACC Excess Energy to HL&P

     Excess electrical energy shall be defined as AOC's and ACC's combined metered electrical energy outputs to TNP less any internal needs as measured by TNP's metered electrical energy inputs to AOC and ACC.

     Excess electrical energy shall be scheduled for delivery to the HL&P control area through TNP's control area by the use of a Dynamic Schedule (as that term is used in the ERCOT Operating Guides). The integrated amount of power delivered in each hour shall be considered the energy scheduled for that hour. HL&P will integrate the Dynamic Schedule signals provided by TNP hourly. In performing the hourly integration, HL&P will formulate by truncations to whole Megawatt hours (MWhs) such that any remaining kWhs in a MWh will be carried forward to the next MWh.

     During those periods (if any) when any party to this letter agreement experiences a communication failure in its dynamic signals, the last value received by HL&P will be retained. During the telemetry downtime and as soon as mutually acceptable arrangements can be made between Amoco, TNP and HL&P, the transaction will be administered through the use of static schedules prepared by Amoco and delivered to TNP and HL&P.

     In the event excess electrical energy scheduled by Amoco for delivery to the HL&P control area can not be delivered with a Dynamic Schedule, a static schedule will be used. TNP agrees to coordinate with Amoco the static scheduling of excess electrical energy for sale to HL&P. TNP on behalf of Amoco will schedule the excess electrical energy for sale to HL&P on a hourly basis as close as it reasonably can in order to match the production of excess electrical energy. Doing such will allow TNP to mitigate the quantity of electrical energy which TNP will be required to provide on behalf of Amoco in order to match the schedule of excess electrical energy sales by Amoco to HL&P and to mitigate the quantity of excess electrical energy which will be purchased by TNP due to production of excess electrical energy exceeding the schedule of excess electrical energy sales submitted to HL&P. Should TNP be required to provide electrical energy on behalf of Amoco to meet the schedule for excess electrical energy sales to HL&P, then the charge to Amoco shall be TNP's actual incremental energy cost. If TNP is required to purchase production of excess electrical energy that exceeds the schedule of excess electrical energy sales submitted to HL&P, then Amoco shall be compensated at TNP's actual decremental energy cost.

Other & Miscellaneous

     Exhibit A describes the accounting methodology that will be used under this letter agreement and Exhibit B shows a sample billing of the AOC and ACC May and June's billings under this letter agreement. These exhibits are intended to demonstrate the principles of this letter agreement and the effect on the AOC and ACC electrical energy costs.

     This letter agreement is considered confidential and should not be publicized for any reason other than that necessary to seek tariff approval. Billing shall be consolidated and include sufficient detail for Amoco to internally disburse costs and savings amongst AOC and ACC.

Stranded Cost Recovery

     In further consideration of the mutual benefits to be derived from this letter agreement, TNP agrees that it will not seek recovery of stranded investment costs as a result of this letter agreement. It is not the intent of the parties that the structure of this letter agreement and the purchase and sale of electrical energy should create any incremental liability for such stranded costs by AOC and ACC. However, if as a result of this agreement, any stranded costs are imposed on AOC or ACC by any current or future applicable law, tariff, rule, regulation or order of any legislative or regulatory body to pay for stranded costs attributable to deregulation of TNP, HL&P, or any other utility, it is agreed that TNP will, to the extent legally possible, reimburse or credit AOC or ACC, as applicable, for any such stranded costs imposed on AOC or ACC as a result of this agreement. Further, in such event, the parties agree that they will immediately restructure this letter agreement, or any successor agreement, to alleviate or minimize such exposure.

Continued Discussions

     The parties also agree to continue to negotiate in good faith toward the execution of a mutually acceptable long term agreement.

Signature Clause

     The  signatories   hereto  represent  that  they  have  been  appropriately
authorized to enter into this Agreement on behalf of the party for whom each signs.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed this ______ day of ______________, 1996 in multiple counterparts.



AMOCO CHEMICAL COMPANY

By:     _______________________________________

Title:  _______________________________________

Date:   _______________________________________



AMOCO OIL COMPANY

By:     _______________________________________

Title:  _______________________________________

Date:   _______________________________________



TEXAS-NEW MEXICO POWER COMPANY

By:     _______________________________________

Title:  _______________________________________

Date:   _______________________________________